UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 18, 2008

Federal Sports & Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-1375596	20-4856983
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47395 Monroe St. #274 Indio, CA		92201
(Address of principal executive offices)		(Zip Code)

(760) 413-8976
(Registrant’s telephone number, including area code)

Rite Time Mining, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On April 10, 2008, we issued 2,255,000 fully paid and non-assessable share of our common stock, $0.001 par value per share, to Ms. Linda Farrell, our President and Sole Director, for services rendered by her to us. This issuance of shares to Ms. Farrell was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act as a transaction not involving a public offering. The certificate evidencing the shares bears a legend restricting its transfer. Ms. Linda Farrell owns an additional 1,500,000 shares of our common stock.

Item 8.01 Other Information

On April 14, 2008, we filed Amended and Restated Articles of Incorporation (the “Restated Articles”) with the Secretary of State of the State of Nevada which, among other things, (i) changed our name from Rite Time Mining, Inc. to Federal Sports & Entertainment, Inc. and (ii) increased our authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

On April 11, 2008, stockholders representing 75.025% of our issued and outstanding capital stock executed a written consent in lieu of a meeting and approved the Restated Articles.

The director and stockholders approved the creation of our 2008 Equity Incentive Plan (the “2008 Plan”) on April 15, 2008. The 2008 Plan provides for the issuance of both nonstatutory and incentive stock options and other awards to acquire up to 2,000,000 shares (calculated on a post forward stock split basis, as described below) of our common stock.

On April 11, 2008, our Board of Directors approved a 2 for 1 forward stock split in the form of a dividend. The record date for the stock dividend is April 25, 2008, and the payment date is April 28, 2008.

(c) Exhibits:

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Sports & Entertainment, Inc.

Date:	April 18, 2008	By:	/s/ Linda Farrell
Linda Farrell, President